Exhibit 99.3

             ODS v. Youbet Court Proceedings and Arbitration Delayed

WOODLAND HILLS, Calif.--(BUSINESS WIRE).--January 16, 2004 - Youbet.com, Inc. (NASDAQ: UBET) said today that both the Delaware Court proceedings and related arbitration in the dispute with ODS Technologies over Youbet's Proxy proposals and TVG's Warrant in Youbet have been delayed by mutual agreement. ODS Technologies, a subsidiary of Gemstar-TV Guide International (NASDAQ: GMST) does business as TVG Networks.

As stated in the documents filed with the Court dated January 14, 2004, "...the parties have reached an agreement in principle to settle their dispute. The parties have agreed, subject to [the Court's] wishes, to extend all deadlines in the ... action for two weeks without prejudice to allow the parties to memorialize their agreement in principle." Similar documents were lodged in the arbitration proceeding.

Until final settlement documents are signed, there can be no assurance a definitive settlement will be reached, and Youbet.com will not speculate or otherwise comment as to the final outcome of these ongoing discussions or, if they were concluded, how stockholders would or should view any final settlement.

Youbet.com is the largest Internet provider of thoroughbred, quarter horse and harness racing content in the United States. Members have the ability to watch and, in most states, to wager on nearly all major domestic horse racing content via Youbet's exclusive closed-loop network. Youbet members enjoy features that include commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering and value-added handicapping products. Youbet.com is an official online wagering platform of Churchill Downs Incorporated and the Kentucky Derby.

More information on Youbet.com can be found at www.Youbet.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements are included in accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, and readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet.com does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of this release.